Exhibit 99


                                        For:              Kasper A.S.L., Ltd.

                                        Contact:          David Lilly
                                                          Dawn Dover
                                                          Jim Fingeroth
                                                          Kekst and Company
                                                          (212) 521-4800


FOR IMMEDIATE RELEASE:
----------------------


           KASPER A.S.L., LTD. ANNOUNCES AMENDED AGREEMENT WITH BANKS
           ----------------------------------------------------------

                  SECAUCUS, NJ--June 26, 2001-- Kasper A.S.L., Ltd. (OTC BB:
KASP) announced today that it has concluded the previously reported negotiations with the lenders to the Company's Revolving Credit Facility, led by The Chase Manhattan Bank. The Company has entered into a waiver and amendment agreement that reflects the support the Company has received from its lenders, restores the Company's compliance to the financial covenants of the Facility, and provides for enhanced financial flexibility for the pursuit of its short- and long-term strategic plans.

                  Kasper is actively engaged in discussions with an ad hoc committee of its noteholders for the purpose of reaching a financial restructuring that would improve the Company's capital structure. As previously announced, the Company did not make its March 31, 2001 and September 30, 2000 semi-annual interest payments of approximately $7.2 million each to holders of its 13% Senior Notes.

                  Kasper A.S.L., Ltd. is a leading marketer and manufacturer of women's suits and sportswear, as well as career dresses. The Company's product lines are sold in over 2,000 retail locations throughout the United States, Europe, the Middle East, Southeast Asia and Canada, and the Company's retail outlet stores. The Company currently distributes its products under the KASPER A.S.L.(R), ANNE KLEIN(R), ANNE KLEIN2(TM), A LINE ANNE KLEIN(TM), LeSUIT(R), and ALBERT NIPON(R) labels. The Company also licenses its ANNE KLEIN(R), ANNE KLEIN2(TM), KASPER(R) and ALBERT NIPON(R) labels for various men's and women's products.

This press release may contain forward-looking statements within the meaning of the U.S. federal securities laws. Such forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. For a discussion of those risks and uncertainties, please see "Disclosure Regarding Forward-Looking Information" in Kasper's Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission on May 15, 2001. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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